UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report

(Date of earliest event reported):

January 7, 2020

GUARANTY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-38087	75-1656431
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
16475 Dallas Parkway, Suite 600 Addison, Texas		75001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 572-9881

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $1.00 per share	GNTY	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 1, 2020, Johnny Conroy, Weldon Miller and Art Scharlach retired from their positions as members of the Board of Directors of Guaranty Bancshares, Inc. (the “Company”) and from all committees of the Board of Directors.  Their retirements are not due to any disagreements with the Company on any of its operations, policies or practices.

Effective as of January 1, 2020, the Board of Directors appointed Jeff Brown and Mike Nolan to replace Messrs. Conroy and Scharlach as Class II directors, with initial terms expiring at the 2020 meeting of the shareholders. As a result of the retirement of Mr. Miller, the Company has a Class III vacancy. The Company has not determined at this time whether it will fill the vacancy or reduce the size of the board by one, to twelve.

Jeff Brown is co-founder and managing partner of RoseRock Capital Group in Bryan, Texas where he helps direct the firm’s acquisitions while overseeing all financial and legal concerns of the firm. Jeff is also responsible for developing equity capital resources and assists with investor relations. He has led numerous mergers and acquisitions of both public and private companies with deal values in excess of $5 billion and has led venture capital investments in more than a dozen companies valued in excess of $100 million.  Jeff currently serves on the Board of Directors of Guaranty Bank & Trust where he is a member of its directors’ loan and trust committees.  He is chairman of the Board of Directors of American Bible Society, serves as a board member of Rogers Ventures Enterprises, and of Pine Cove Camp, where he also serves on its finance and audit committees.  Jeff has served on numerous board of directors of both public and private corporations over the last 25 years, including frequently participating on audit and executive committees for those entities. Jeff is a graduate of the University of Houston and the South Texas College of Law with a B.A. degree in Finance and Accounting and a J.D., magna cum laude, respectively.

Mike Nolan brings a wealth of real estate and investment experience to the Company’s board. Mike is a co-founder of Proterra Properties, an integrated real estate firm and investment management company which specializes in new developments and acquisitions. Before co-founding Proterra Properties, Mike spent a majority of his career with the Vantage Companies, a national real estate developer, where he was integrally involved in the formation of its asset management group. Mike also co-founded Dallas City Bank in 2003, serving on its board of directors and several committees until it was acquired by Guaranty Bank & Trust in 2015. He currently serves on the Board of Directors of Guaranty Bank & Trust and its directors’ loan committee. Mike has participated in many civic activities, which has included a directorship at the Rise School of Dallas. He is a current member of the Salesmanship Club of Dallas and past member of its Foundation Board. Mike is a graduate of Southern Methodist University with an M.B.A. in Real Estate and Finance and is a licensed real estate broker in the state of Texas.

In addition to serving as a member of the Board, Mr. Brown will serve on the Company’s Audit and KSOP Committees. Mr. Nolan will serve on the Company’s Corporate Governance, Executive Compensation and Audit Committees.  They will receive fees for their service as a director consistent with those fees received by the existing directors for service as a director of the Company. Mr. Brown and Mr. Nolan were appointed to the Company’s Board of Directors at the volition of the directors and not pursuant to any arrangement or understanding between them and any other person.

A copy of the press release announcing the retirement of Messrs. Conroy, Miller and Scharlach and the appointment of Messrs. Brown and Nolan is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits.

The following is furnished as an exhibit to this Current Report on Form 8-K:

Exhibit No.	Description of Exhibit
Exhibit 99.1	Press Release dated January 7, 2020 announcing the retirement and appointment of directors to Board of Directors of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2020

GUARANTY BANCSHARES, INC.

By:	/s/ Tyson T. Abston
Name:	Tyson T. Abston
Title:	Chairman of the Board and Chief Executive Officer